Exhibit 10.2

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 29th day of April, 2005, is entered into by Eclipsys Corporation, a Delaware corporation with its principal place of business at 1750 Clint Moore Road, Boca Raton, Florida 33487 (the “Company”), and Eugene V. Fife, residing in Charlottesville, Virginia (the “Employee”).

     The Company desires to employ the Employee and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

     1. Title; Capacity. The Employee shall serve as Chief Executive Officer and President or in such other position as the Company or its Board of Directors (the “Board”) may determine from time to time. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to the Employee by, the Board. The Company and the Employee anticipate that the Employee will serve as Chief Executive Officer and President on an interim basis. The Employee agrees to assist the Board in identifying and selecting a permanent Chief Executive Officer and President and to facilitate the transition upon the appointment of the Employee’s successor.

     The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to the Employee. The Employee agrees to devote his primary business time, attention and energies to the business and interests of the Company during his employment with the Company. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

     2. Compensation and Benefits.

          2.1 Salary. The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, a monthly base salary of $62,500 commencing on the date hereof. Such salary may be subject to increase, but not decrease, thereafter as determined by the Board. This Agreement shall not affect in any way the compensation that the Employee receives from the Company as a member of the Board.

          2.2 Fringe Benefits. The Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that the Employee is eligible under the applicable plan documents. The Employee shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Board or its designee.

          2.3 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with Company policies and procedures and subject to limitations adopted by the Company from time to time. The Employee shall be entitled to use Netjets Inc. charter airline services for business travel if no non-stop commercial flight is available on a timely basis to the Employee’s destination; provided however, that the Employee shall use reasonable efforts to utilize the Company’s existing airplane charter services, whenever reasonably practicable.

          2.4 Withholding. All salary, bonus and other compensation payable to the Employee shall be subject to applicable withholding taxes.

     3. Termination of Employment. The employment of the Employee by the Company pursuant to this Agreement is on an at-will basis and shall terminate at the election of either party at any time, with or without notice and for any reason.

     4. Effect of Termination.

          4.1 Payments Upon Termination. In the event the Employee’s employment is terminated by either party, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 2 through the last day of his actual employment by the Company.

          4.2 Survival. The provisions of Section 5 and any related provisions shall survive the termination of this Agreement and the Employee’s employment.

     5. Nonsolicitation, Proprietary Information and Developments.

          5.1 Nonsolicitation. The Employee acknowledges and agrees that during his employment with the Company and for a period of twelve (12) months thereafter, the Employee shall not, in the geographical areas that the Company or any of its subsidiaries does business or has done business at the time of the Employee’s departure, directly or indirectly:

               (a) either alone or in association with others: (i) solicit, recruit, induce or attempt to solicit, recruit or induce, or permit any organization directly or indirectly controlled by the Employee to solicit, recruit, induce or attempt to solicit, recruit or induce, any employee of the Company to leave the employ of the Company; or (ii) solicit, recruit, induce or attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Employee to solicit, recruit, induce or attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Employee’s employment with the Company; provided, however, that this clause (ii) shall not apply to any individual’s employment with the Company that has been terminated for a period of six (6) months or longer; or

               (b) either alone or in association with others, solicit, divert or take away or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by the Employee to solicit, divert or take away or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts or prospective clients, customers or accounts of the Company that were contacted, solicited or served by the Company at any time during the term of the Employee’s employment with the Company.

          5.2 Proprietary Information.

               (a) The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits and pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity or use the same for any unauthorized purpose, or permit such disclosure or use by any third party, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

               (b) The Employee agrees that all files, disks, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which came into his custody or possession, is the exclusive property of the Company. Except to the extent necessary to the continued performance of the Employee’s duties as a member of the Company’s Board, all such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be returned to the Company on or before the termination of his employment with the Company.

               (c) The Employee agrees that his obligation not to disclose or use information and materials of the types set forth in Sections 5.2(a) and (b) above, and his obligation to return materials and tangible property set forth in Section 5.2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

          5.3 Developments. If, during the Employee’s employment with the Company, the Employee discovers, invents, improves or creates, either on his own or jointly with others, any process, design, invention, discovery, article, computer program, documentation or work of authorship (a “Development”) that arose out his employment with the Company, such Development shall be the exclusive property of the Company. The Employee agrees to promptly disclose to the Company in writing the existence of any such Development. Without additional compensation, the Employee also agrees to execute any documents that the Company deems appropriate for protecting such Development and the Company’s intellectual property rights therein. The Employee further agrees to assign and transfer to the Company his entire right, title and interest in and to such Developments, including any moral rights that the Employee may claim in any Developments, to perfect assignment and otherwise fully evidence the Company’s ownership of such Developments. The Company shall pay its expenses of securing any intellectual property registration. The Employee agrees to cooperate with the Company with respect to any proceeding involving any of the Developments, regardless of his relationship with the Company at the time of such proceeding.

          5.4 Interpretation. If the Employee violates the provisions of Section 5.1 of this Agreement, the Employee shall continue to be bound by the restrictions set forth in such section until a period of twelve (12) months has expired without any violation of such provisions. If any restriction set forth in this Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

     6. Other Agreements. The Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

     7. Miscellaneous.

          7.1 Notices. Any notice delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, to the Company at the address set forth in the introductory paragraph hereto or to the Employee at the address then reflected in the Company’s payroll records. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 7.1.

          7.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural and vice versa.

          7.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

          7.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee. The Company and the Employee agree that if the Employee remains the Company’s Chief Executive Officer and President after December 31, 2005, that they will each enter into negotiations in good faith with respect to a new arrangement for the Employee’s employment, provided that nothing in this Section 7.4 shall modify the at-will nature of the Employee’s employment with the Company, as set forth in Section 3 above.

          7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Florida (or, if appropriate, a federal court located within the State of Florida), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

          7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

          7.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

          7.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          7.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, HAS HAD AN OPPORTUNITY TO FULLY DISCUSS AND REVIEW THE TERMS OF THIS AGREEMENT WITH AN ATTORNEY AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ECLIPSYS CORPORATION

By:	/s/ Robert J. Colletti

Name:	Robert J. Colletti

Title:	Senior Vice President and

Chief Financial Officer

EMPLOYEE

/s/ Eugene V. Fife

EUGENE V. FIFE